Exhibit 99.1

Ariad Announces Start of Phase 2 Clinical Study of Oral Deforolimus in Patients with Prostate Cancer

CAMBRIDGE, Mass.--(BUSINESS WIRE)--October 20, 2008--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the initiation of a Phase 2 clinical trial by Merck & Co., Inc. to evaluate the safety and efficacy of oral deforolimus, ARIAD’s investigational mTOR inhibitor, in patients with advanced prostate cancer. In collaboration with Merck, deforolimus is currently being studied in multiple clinical trials, both alone and in combination with other therapies, in patients with several different types of cancer. Under the terms of the agreement, ARIAD will receive a $12.5 million milestone payment from Merck upon treatment of the first patient in this clinical study.

The multi-center, randomized, double-blind clinical trial will compare oral deforolimus in combination with the anti-androgen drug bicalutamide (CASODEX®) against placebo and bicalutamide in men with asymptomatic, metastatic, androgen-independent prostate cancer. The primary endpoint of the study is based on the proportion of patients achieving a 30 percent decrease in prostate specific antigen (PSA) compared to base line within 12 weeks of treatment.

“Taken together, our preclinical data to be presented at the upcoming EORTC-NCI-AACR meeting later this month and our previous clinical experience in patients with advanced prostate cancer support evaluating deforolimus further in this patient population,” stated Frank G. Haluska, M.D., Ph.D., vice president of clinical research at ARIAD.

The clinical trial will enroll approximately 150 patients at some 50 sites including medical centers in the United States and abroad. Patients will be randomized (1:1) to oral deforolimus and bicalutamide vs. placebo and bicalutamide.

This is the third Phase 2 clinical trial examining the safety and efficacy of oral deforolimus in patients with different solid tumors that the ARIAD-Merck partnership has begun in the past three months.

“The start of this clinical trial illustrates the ongoing progress being made in the clinical development of deforolimus in multiple indications,” stated Harvey J. Berger, chairman and chief executive officer of ARIAD. “ We are executing on the global development plan for deforolimus and achieving the milestones that have been set by the collaboration.”

For more information about clinical trials evaluating deforolimus, or to find a trial site close to you, patients and physicians should call the US toll-free number 1-877-621-2302 or the international number 1-617-621-2302, or email us at ClinicalTrials@ariad.com. Additional information can also be found at www.ClinicalTrials.gov.

About Prostate Cancer

Prostate cancer is the most common type of cancer found in American men, other than skin cancer, and the second leading cause of cancer death in men. According to the American Cancer Society, about 186,000 new cases of prostate cancer will be diagnosed in the United States and approximately 29,000 men will die from this disease in 2008. Prognosis for patients is primarily based on the time of diagnosis relative to the stage of the cancer. There are several treatment options to choose from depending on the stage of the cancer, patient’s age and common side effects. Treatment can consist of watchful waiting, surgery, radiation, hormone therapy, and chemotherapy.

About Deforolimus

ARIAD's lead product candidate, deforolimus, is a novel rapamycin analog that specifically and potently inhibits mTOR, a downstream activator of the PI3K/Akt and nutrient sensing pathways. The mTOR protein acts as a "master switch" in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism, and angiogenesis. Multiple Phase 1 and Phase 2 clinical trials of deforolimus in solid tumors and hematologic cancers have completed, or are in the process of, patient enrollment. The global Phase 3 SUCCEED trial of oral deforolimus in metastatic soft-tissue and bone sarcomas is based on a Special Protocol Assessment agreed upon by the U.S. Food and Drug Administration. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus in patients with cancer.

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate, which is in Phase 3 clinical development. ARIAD's second oncology product candidate, oral AP24534, is a novel multi-targeted kinase inhibitor in Phase 1 clinical development in hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery and development of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

This press release contains “forward-looking statements.” Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, the merger of the Company with its former subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CASODEX® is a registered trademark of the AstraZeneca group of companies.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208